Exhibit 10.1

 ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), made and entered into as of this 29th day of May, 2009, by and between ERF Wireless, Inc., a Nevada corporation (“Parent”), and ERF Wireless Bundled Services, Inc., a Texas corporation and wholly-owned subsidiary of Parent, (“Subsidiary”) (Parent and Subsidiary hereinafter collectively referred to and jointly and severally liable as “Buyer”), and Frontier Internet, LLC, a Texas limited liability company headquartered in Granbury, Texas (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller presently operates a business engaged in providing a comprehensive full range of internet services including internet access, dial-in, ISDN, wireless, and networking solutions to commercial businesses and residential customers (the “Business”); and

WHEREAS, Seller desires to sell substantially all of the assets and contracts of the Business to Buyer, and Buyer desires to purchase such assets and contracts from Seller, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, Buyer and Seller, in consideration of the mutual promises hereinafter set forth, do hereby promise, and agree as follows:

ARTICLE ONE: ASSETS TO BE PURCHASED

1.1
Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell to Subsidiary and Subsidiary hereby agrees to purchase from Seller, at the Closing, all of Seller's right, title, and interest in substantially all of the assets associated with the Business, including the following (collectively, the “Purchased Assets”):

The assets being acquired include the rights, title, and interest in substantially all of the assets associated with the Business, including:

a.
all (i) wireless network infrastructure equipment, including subscriber units, access nodes, backhaul links, towers, radios, antennas, switches, routers and servers with related software, (ii) all vehicles and trailers, (iii) all transferable equipment and software, (iv) all inventory, goods, and documents,  (v) all documents, files and records containing technical support, including all additions, accessions and substitutions thereto, and all other information, and (vi) all cash in bank accounts and accounts receivable of Seller, pertaining to the operation of the Business that are in Seller’s possession or control; (collectively, the “Assigned Tangible Property”);

b.	all rights to equipment, tower and facilities space leases, including real property leases, related to the Business (“Assigned Leases”);

c.
all transferable customer and contractual rights held by the Seller related to the Business, including (i) all ISP Subscriber Agreements, (ii) all Design Agreements, (iii) all Equipment Purchase Agreements, (iv) all Internet Access and Monitoring and Maintenance Agreements with customers with fixed wireless broadband, (v) all other work in progress and (vi) all other contracts and agreements, (collectively, the “Assigned Contracts”);

d.
all general intangibles related to the Business, including (i) trademarks, trade names and symbols used in connection with Frontier Internet, LLC and (ii) all internet address space registered with the American Registry for Internet Numbers, (“ARIN”) by Frontier Internet, LLC and its internet suppliers that is transferable according to the rules, regulations or procedures promulgated by ARIN (collectively, the “Assigned Intangible Property”);

e.	all legally assignable government permits, licenses and certifications related to the Business (“Governmental Permits”).

Seller will provide to Buyer copies of the following books, records, manuals and other materials in any tangible form to the extent such books, records, manuals and other materials relate to the Business and/or the Purchased Assets: (i) records relating to customers that are parties to any contracts, (ii) records relating to vendors, and (iii) all other books, records, files, correspondence, documents and information owned by Seller relating to the Business that are currently in the possession of the employees of the Seller, however maintained or stored (collectively, the “Records”), it being understood that the Seller may delete confidential information that does not relate to the Purchased Assets or the Business.

1.2	Excluded Assets. The Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

a.	all corporate minute books, stock transfer books and other documents relating to the organization, maintenance and existence of Seller as a limited liability company;

b.	all rights of Seller pursuant to this Agreement, including the consideration paid to Seller pursuant to this Agreement;

c.	all originals of personnel records and other records that Seller is required by applicable law to retain in its possession;

d.	all tax refunds which are due to Seller;

e.	all membership interests in Seller; and

f.	any other item specifically listed in Schedule 1.2.

1.3  Purchase Price; Payment of Purchase Price.  In addition to the Assumed Liabilities described below, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be the amount equal to $1,350,000. The Purchase Price shall be subject to adjustment as set forth in Section 1.7 below.

1.4  Payment Terms.  The Purchase Price shall be payable by Buyer to Seller on the Closing Date as follows:

a.	$150,000 in cash, by wire transfer of immediately available funds, to the account designated by Seller (the “Cash Amount”);

b.	$369,010 payable by a Secured Convertible Promissory Note in the form attached hereto as Exhibit 1.4(b) (the “Promissory Note”);

c.
Approximately $29,817.93 to be paid by the assumption of the following liabilities: (i) the Erving Leasing obligation totaling $1,414.13 at May 14, 2009 (the “Erving Obligation”), (ii) Delage Landen note payable totaling $13,852.58 at May 14, 2009 (the “Delage Landen Obligation”), and (iii) Toyota Motor Credit obligations totaling $14,551.22 at May 14, 2009 (collectively, the “Toyota Obligations”) (the Toyota Obligations, the Erving Obligation and the Delage Landen Obligation are sometimes referred to herein as the “Assigned Obligations”); provided, however, that in the event creditors of any of the Assigned Obligations do not agree to the assignment and assumption of such Assigned Obligations by Buyer (the “Restricted Obligations”), Buyer and Seller agree to enter into a mutually agreed upon side letter, whereby Buyer agrees to pay to Seller in cash, an amount equal to the value of the aggregate monthly payments of such Restricted Obligations until they have been paid in full; and

d.
$801,172.07 to be paid by issuance of Rule 144 Restricted Stock valued on the basis of the average closing price for Parent’s Common Stock (hereinafter defined) as quoted on the OTC Bulletin Board Market (“OBB”) for the ten (10) trading days immediately prior to Closing. In the event that all of the shares of Rule 144 Restricted Stock that are issued to Seller are sold in open market transactions and the aggregate value of such sales totals less than $799,948, Buyer agrees to make up for this shortfall in the value of the Rule 144 Restricted Stock issued to Seller by issuing Freely Tradable Common Stock to Seller within five business days following Seller’s written notice with documentation evidencing such shortfall to the Buyer, unless this shortfall guarantee (the “Shortfall Guarantee”) expires according the following provisions.  The Shortfall Guarantee shall expire on the earliest to occur of: (i) following the expiration of the six (6) month holding period for Rule 144 Restricted Stock, the sale of the Rule 144 Restricted Stock by Seller for an aggregate value of $799,948, (ii) following the expiration of the six (6) month holding period for Rule 144 Restricted Stock, the aggregate market value of the sold and unsold Rule 144 Restricted Shares reaches $850,000, or (iii) eighteen (18) months following the Closing.

For purposes of this Agreement, “Rule 144 Restricted Stock” shall mean shares of the common stock, par value $.001, of Parent (the “Common Stock”) the issuance of which to Seller has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and that are considered “restricted securities” as defined in Section 144 of the Securities Act.

For purposes of this Agreement, “Freely Tradable Common Stock” shall refer to Common Stock of Parent the issuance of which to Seller has been registered under the Securities Act, and that has not subject to any contractual, regulatory or other legal restrictions on transfer, is free and clear of all liens and encumbrances, and is freely tradable to members of the general public.

1.5 Assumed Liabilities; No Other Assumption of Liabilities.  As partial consideration for the Purchased Assets, Buyer shall assume and agree to pay, perform and discharge the following liabilities and obligations of Seller (the “Assumed Liabilities”):

a.	any liability arising after the Closing in connection with the operation, use, or performance of any of the Purchased Assets by the Buyer;

b.	the Erving Obligation;

c.	the Delage Landen Obligation;

d.	the Toyota Obligations; and

e.	all outstanding accounts payable, if any, that remain unpaid by Seller, as of Closing, subject to the adjustments set forth in Section 1.7.

The Assumed Liabilities shall expressly exclude (i) any accrued payroll and payroll taxes, (ii) any unpaid obligations of Seller to 1st Tel, (iii) all vendor obligations arising prior to November 1, 2007, (iv) any accounts payable obligations for goods and services delivered or rendered prior to the Closing Date that are not covered by cash and accounts receivable for service periods prior to the Closing Date, (v) any liabilities or obligations related to the Assigned Leases or Assigned Contracts that arise from breach of contract, default or other such tortious claim occurring prior to Closing, (collectively, the “Specified Retained Liabilities”).  The Specified Retained Liabilities shall either be retained by Seller after Closing or fully paid by Seller prior to Closing.

Except for the Assumed Liabilities, Buyer shall not assume or be obligated under, or become liable for, any debt, liability, contract or obligation whatsoever of Seller or the Business, and Seller shall be responsible for the payment or performance and full discharge of all debts, liabilities, contracts and obligations whatsoever of Seller, including those related to the Business, that arise prior to the Closing and the Specified Retained Liabilities.  In particular (and by way only of example and not by way of limitation), Seller shall be and remain solely responsible for, and shall timely pay or perform and discharge, all debts, liabilities, contracts and obligations with respect to the Business other than the Assumed Liabilities, including (i) the Specified Retained Liabilities, (ii) any tax liability or obligation arising in connection with transactions occurring prior to the Closing, but excluding any sales, use, transfer or other tax obligation arising out of or in connection with the transactions contemplated by this Agreement or the performance, use or operation of the Purchased Assets by Buyer, which Buyer hereby agrees to be responsible for; (iii) any liability or obligation to Seller's employees for salaries and wages, whether relating to the termination of their employment or otherwise, arising prior to and including the Closing; and (iv) any legal claim or any other liability or obligation whatsoever incurred by Seller relating to the Business for periods or occurrences prior to and including the Closing Date.

1.6  Allocation of Purchase Price.  The Purchase Price shall be allocated for federal income tax purposes in accordance with Schedule 1.6.  After the Closing, the parties shall make consistent use of the allocation specified on Schedule 1.6 for all federal income tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code, as amended (the “Code”).  Each of the parties will file all tax returns and information reports, including the IRS Form 8594 and any disclosures that are required under Section 1060 of the Code, in a manner consistent with the allocation specified in Schedule 1.6.  In any Proceeding (hereinafter defined) related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

1.7  Adjustments to Purchase Price.  The Purchase Price shall be subject to the following additional credits and adjustments (either as additions or reductions to the Purchase Price, as the case may be), which shall be reflected in a closing statement to be agreed upon and to be executed and delivered by Buyer and Seller at Closing: (a) cash plus accounts receivable plus any prepaid expenses (including but not limited to taxes and other similar expenses directly related to the Purchased Assets and Assumed Liabilities which shall be prorated at Closing) less (b) any accounts receivable collected and not set aside in Seller’s bank account(s) for any services to be performed post-Closing that have been prepaid prior to Closing and (c) trade accounts payable and credit card obligations for Business expenses paid by Buyer on behalf of Seller for obligations and services rendered prior to the Closing.  Notwithstanding the above provision, Seller agrees to track and set aside in the Seller’s bank account(s) those funds received prior to Closing for services to be performed post-Closing. The amount of the adjustment described in this Section 1.7 shall be identified as Purchase Price Adjustment (“PPA”).  At the end of the ninety (90) day period immediately following Closing, Buyer and Seller shall review the PPA and revise it as follows:

i.	Reduce or increase the PPA, as the case may be, by an amount equal to any customer accounts receivable purchased at Closing that are deemed uncollectible or understated; and

ii.
Decrease or increase the PPA, as the case may be, by an amount equal to any increase in the accounts payable assumed by Buyer at Closing which resulted from such accounts payable having been understated-yet-due by Seller as of the Closing date, or overstated.

Upon mutual agreement by the parties of the revision to the PPA, Buyer shall execute and deliver a post-closing statement reflecting such revision to the PPA (the “Post-Closing Statement”) to the Seller.  If  after thirty (30) days, the parties are unable to reach an agreement as to how to revise the PPA, the parties will refer the matter to a certified public accounting firm that has not previously done work for Buyer or Seller (the “Independent Accountant”) as mutually agreed upon by the parties.  The Independent Accountant will resolve the disputed matter in a manner consistent with this Section 1.7, and the determination of the Independent Accountant regarding such disputed matter will be final, binding and conclusive on the Buyer and the Seller.  Upon final determination of the matter by the Independent Accountant, the Post-Closing Statement will be executed and delivered by the Buyer and the Seller.  The fees and expenses of the Independent Accountant will be paid one-half by the Buyer and one-half by the Seller.  Upon execution and delivery of the Post-Closing Statement by Buyer and Seller, the amount of the Rule 144 Restricted Stock issuable to Seller as described in Section 1.4 shall be increased or decreased, as applicable, to reflect such revisions to the PPA.  The price of the Rule 144 Restricted Stock to be added to or subtracted from the Purchase Price shall be valued on the basis of the average closing price for Parent’s Common Stock as quoted on the OBB for the ten (10) trading days immediately prior to the execution and delivery of the Post-Closing Statement

ARTICLE TWO: CLOSING

2.1  Time and Place of Closing; Closing Deliveries. The closing of the purchase and sale contemplated herein (the “Closing”) shall take place at 11:00 a.m., on May 29, 2009 at the offices of Parent, located in League City, Texas. The date of Closing is hereinafter referred to as the “Closing Date.”

At the Closing, Buyer shall deliver to Seller according to Seller’s instructions:

a.	the Cash Amount by wire transfer or certified bank check;

b.
certificates representing a number of shares of Rule 144 Restricted Stock of the Parent, as determined in accordance with Section 1.4 (the “Stock Certificates”), or evidence satisfactory to Seller that Buyer has instructed its transfer agent to prepare and deliver such Stock Certificates and that such Stock Certificates will be delivered to Seller no later than five (5) days following Closing;

c.	the executed Promissory Note; ;

d.	the executed Security Agreement, the form of which is attached hereto as Exhibit 2.1(d) (the “Security Agreement”); and

e.	the documents, certificates, agreements and instruments described below in Section 2.3.

2.2  Conditions Precedent to Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or, in Buyer's sole discretion, written waiver thereof) of the following conditions as of the Closing:

a.	The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects at Closing;

b.
No demand, action, suit, audit, investigation, review, claim or other legal or administrative proceeding (collectively, a “Proceeding”) by any nation or government, any state or other political subdivision thereof, including any governmental agency, department, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or, any self-regulatory agency or authority (collectively, “Governmental Authority”) or other person shall have been instituted or threatened against Seller which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby;

c.	Seller's members shall have approved this Agreement and the transactions contemplated hereby;

d.	Seller shall have performed in all material respects its obligations described in Section 5.1;

e.	Buyer and Cresson Crossroads shall have entered into an agreement for providing broadband services in the Cresson Crossroads development on a post-closing basis.

f.	Buyer shall have received from Seller all of the following:

(i) A duly executed bill of sale, the form of which is attached hereto as Exhibit 2.2(e)(i) (the “Bill of Sale”), which includes a complete list of the Assigned Tangible Assets, conveying to Buyer the Assigned Tangible Assets free and clear of all pledges, security interests, or other similar liens granted by Seller and free and clear of all other adverse claims of any kind whatsoever known by Seller (collectively, “Encumbrances”), except (A) Encumbrances for taxes, the payment of which are not delinquent, (B) materialmen's, warehousemen's, mechanic's, lender’s, lessor’s, or other Encumbrances arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or materially impair the operation of the Business, and (C) statutory Encumbrances incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits (collectively “Permitted Encumbrances”);

(ii) A duly executed assignment and assumption agreement, the form of which is attached hereto as Exhibit 2.2(f)(ii) (the “Assignment and Assumption Agreement”), which includes a complete list of all Assigned Leases, Assigned Contracts and Governmental Permits;

(iii) Duly executed trademark, copyright and other intellectual property assignment documents, as reasonably requested by Buyer to fully effectuate the use by or transfer to Buyer of the intellectual property;

(iv) Actual or constructive physical possession of the Purchased Assets and the Records;

(v) An executed certificate of amendment to Seller’s Certificate of Formation effecting a change in Seller’s name (the “Amendment”); and

(vi) A certificate of the managers of Seller certifying, as complete and accurate as of the Closing (A) copies of the governing documents of Seller, (B) all requisite resolutions or actions of Seller's managers and members approving the execution and delivery of this Agreement and the consummation of the contemplated transactions, and (C) the incumbency and signatures of the managers of Seller executing this Agreement and any other document relating to the contemplated transactions.

2.3  Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated herein is subject to the satisfaction (or, in Seller’s sole discretion, written waiver thereof) of the following conditions as of the Closing:

a.	The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects at Closing;

b.
No Proceeding by any Governmental Authority or other person shall have been instituted or threatened against Buyer which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could reasonably be expected to affect the transactions contemplated hereby;

c.	Buyer’s operations have been in compliance with all applicable Laws and regulations that could have a material adverse impact on the Business;

d.	Buyer shall have performed in all material respects its obligations described in Section 5.1 and elsewhere in this Agreement;

e.	Seller shall have received from Buyer all of the following:

(i) The Purchase Price (including the duly executed Promissory Note, Security Agreement, and the stock certificates representing the shares of Rule 144 Restricted Stock as described in Section 1.4(d));

(ii) The Assignment and Assumption Agreement, duly executed by Subsidiary; and

(iii) A certificate of the Secretary of each of Parent and Subsidiary certifying, as complete and accurate as of the Closing (A) attached copies of the governing documents of each of Parent and Subsidiary, as amended and restated, as applicable, (B) all requisite resolutions or actions of each of Parent’s and Subsidiary’s board of directors approving the execution and delivery of this Agreement and the consummation of the contemplated transactions, and (C) the incumbency and signatures of the officers of each of Parent and Subsidiary executing this Agreement and any other document relating to the contemplated transactions.

2.4 Consents and Other Conditions to Closing.  It shall also be a condition precedent to closing that:

a.
Buyer and Seller shall have obtained all necessary written consents or approvals from all governmental or regulatory authorities that are necessary to acquire the Purchased Assets and for Subsidiary to continue the historical operations of the Seller;

b.	Seller shall not be involved in or threatened with any litigation that would have a material adverse effect on the Purchased Assets; and

c.
Seller shall have obtained all necessary consents from any utility companies, governmental or regulatory authorities, landlords, lenders, suppliers and other third parties in connection with the material contracts described in Schedule 2.4 (the “Material Contracts”) to be assumed by Subsidiary at Closing (the “Material Consents”).  If Seller is unable to obtain any Material Consents as of the Closing Date (each such Material Contract for which a Material Consent was not obtained as of the Closing Date shall be referred to as a “Restricted Material Contract”), Buyer may waive the closing conditions as to any such Material Consent and either:

(i) elect to have Seller continue its efforts to obtain the Material Consents; or

(ii) elect to have Seller retain such Restricted Material Contract and all liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 1.1 and 1.5 to the contrary, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated in this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance, delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts. Following the Closing, the parties shall use their Best Efforts (hereinafter defined) (other than that Seller and Buyer shall have no obligation to offer or pay any consideration in order to obtain any such Material Consents) and cooperate with each other to obtain the Material Consents relating to the Restricted Material Contracts as quickly as practicable.  Pending the obtainment of such Material Consents relating to the Restricted Material Contracts, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of each Restricted Material Contract for the term of such agreement (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

If there are any consents not listed on Schedule 2.4 that are necessary for the assignment and transfer of any Seller contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date, Buyer shall elect at the Closing, in the case of each Seller contract for which a Nonmaterial Consents was not obtained (or otherwise are not in full force and effect) as of the Closing Date (the “Restricted Nonmaterial Contracts”), whether to:

(i) accept the assignment of such Restricted Nonmaterial Contract, in such case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement or as elsewhere provided under this Agreement; or

(ii) reject the assignment of such Restricted Nonmaterial Contracts, in which case, notwithstanding Sections 1.1 and 1.5, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all liabilities arising therefrom or relating thereto.

“Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a person required to use Best Efforts under this Agreement will not be required to take actions that would result in a material adverse change in the benefits to such person of this Agreement and the contemplated transactions, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

2.5 Failure of Conditions.  If any of the material conditions to Closing set forth in Sections 2.2, 2.3 and 2.4 have not been satisfied, the party or parties entitled to the benefit of such material conditions may elect to (i) waive such conditions, (ii) terminate this Agreement without further liability of the terminating party, or (iii) to consummate the transactions contemplated hereby.

ARTICLE THREE: WARRANTIES AND REPRESENTATIONS OF SELLER

Seller hereby warrants and represents to Buyer, which warranties and representations shall survive the Closing for one year, as follows:

3.1  Corporate Matters; No Conflict.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has the authority and power, corporate and otherwise, to carry on the Business in the places and in the manner presently conducted. Seller has the corporate power and authority to enter into this Agreement and all other agreements and documents to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”) by Seller and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement, the Ancillary Agreements to be executed by Seller, and the consummation of the transactions contemplated hereby have been approved by all necessary corporate action of Seller. This Agreement and the Ancillary Agreements to be executed by Seller constitute, or, in the case of such Ancillary Agreements that are not executed as of Closing, upon the execution and delivery of such agreements by Seller, will constitute, valid and legally binding obligations of Seller, enforceable against it in accordance with the respective terms of such agreements, except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors, and general principles of equity.

To the knowledge of Seller, there are no material adverse environmental liabilities associated with the Business or the Purchased Assets.

To the knowledge of Seller, except as set forth in Schedule 3.1, the execution, delivery and performance of this Agreement and such Ancillary Agreements to be executed by Seller, and the consummation of the transactions contemplated hereby: (i) do not and will not violate, conflict with, or result in the breach of, or default under any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guideline or other requirement of or by any Governmental Authority, each as amended through the date hereof (collectively, “Laws”) which are applicable to the Seller, the Business and/or the Purchased Assets, (B) any judgment, order, writ, injunction, decree, directive or award of any arbitrator or Governmental Authority (collectively, an “Order”) which is applicable to the Seller, the Business and/or the Purchased Assets, (C) the charter documents of Seller or any securities issued by Seller, or (D) any authorization, approval, consent, qualification, permit or license (collectively, an “Authorization”) of any Governmental Authority, any material agreement, or other material instrument, document or understanding, oral or written, to which the Seller is a party, by which Seller may have rights or by which any of the Purchased Assets may be bound or affected; or (ii) result in the creation or imposition of any Encumbrance, excluding Permitted Encumbrances, on the Purchased Assets.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person (other than the approval of the managers and members of Seller) is required in connection with (i) the execution and delivery of this Agreement and any Ancillary Agreements to be executed and delivered pursuant this Agreement by Seller and/or (ii) the consummation by Seller of the transactions contemplated hereby.

3.2  Title to the Purchased Assets.  Seller has good and valid title to all of the assets constituting the Purchased Assets described in Section 1.1, free and clear of all Encumbrances, excluding the Permitted Encumbrances.

3.3  Commitments; Customers and Vendors. To the knowledge of Seller, the Material Contracts listed on Schedule 2.4 are all of the material agreements, arrangements, and other commitments of the Business with its customers (whether written, oral or otherwise), which if not assigned to or assumed by Buyer as an “Assigned Contract” hereunder, would result in liabilities or obligations of Seller accruing after the Closing. True and correct copies of each of the Material Contracts and all amendments and modifications thereof, have been delivered to Buyer. Assuming that the consents of the parties to the Material Contracts, all of the Material Contracts are assignable by Seller.

3.4  Each Assigned Contract is in full force and effect.  To the knowledge of Seller, Seller has not been made aware of any facts that would suggest that any of the Material Contracts within Purchased Assets are not valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors, and general principles of equity. Except as set forth in Schedule 3.4, neither Seller nor, to the knowledge of Seller, any other party to an Assigned Contract is in breach or default under any such contract (with or without the lapse of time, or the giving of notice, or both).

3.5  Brokers, Agents. Seller has not dealt with any agent, finder, broker or other representative (other than representatives of Buyer) in any manner which could result in Buyer being liable for any finder's, broker's or other fees or commissions in connection with the subject matter of this Agreement.

3.6  Warranties True and Correct. No representation or warranty by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements herein or therein complete and not misleading.

3.7  Exclusion of Implied Warranties.  SELLER EXCLUDES AND DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS AND EACH OF THEM.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SELLER MAKES NO WARRANTIES TO BUYER IN CONNECTION WITH THE SALE OR TRANSFER OF THE PURCHASED ASSETS TO SUBSIDIARY OR THE CONDITION OR PROSPECTS OF THE BUSINESS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE THREE.

ARTICLE FOUR: WARRANTIES AND REPRESENTATIONS OF BUYER

Each of Parent and Subsidiary hereby warrants and represents to Seller, which warranties and representations shall survive the Closing for a period of three (3) years following Closing as follows:

4.1  Corporate Matters; No Conflict. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state where it was incorporated.  Each of Parent and Subsidiary has the authority and power, corporate or otherwise, to carry on all business activities in the places and in the manner currently conducted by it.  Each of Parent and Subsidiary has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by it, and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the Ancillary Agreements by each of Parent and Subsidiary have been approved by all necessary corporate action. This Agreement and the Ancillary Agreements to be executed and delivered by each of Parent and Subsidiary constitute, or in the case of the Ancillary Agreements, upon their execution and delivery by each of Parent and Subsidiary, as applicable, will constitute, valid and legally binding obligations of each of Parent and Subsidiary, enforceable against each in accordance with the respective terms except as such enforceability may be limited by bankruptcy and other Laws generally affecting the rights of creditors, and general principles of equity.

The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by each of Parent and Subsidiary, as applicable, the consummation of the transactions contemplated hereby, and the compliance herewith: (i) do not, and will not violate, conflict with or result in the breach of, or default under, any term, condition or provision of, give rise to any right to terminate, cancel, modify, accelerate or otherwise change the existing rights or obligations of such party with respect to, (A) any Laws which are applicable to each of Parent and Subsidiary, the Business and/or the Purchased Assets, (B) any Order which is applicable to each of Parent and Subsidiary, the Business and/or the Purchased Assets, (C) the charter documents of each of Parent and Subsidiary or any securities issued by Parent or Subsidiary, or (D) Authorization of any Governmental Authority, or any material agreement, or other material instrument, document or understanding, oral or written, to which Parent or Subsidiary is a party, by which Parent or Subsidiary may have rights or by which any of the Purchased Assets may be bound or affected.

No Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other person is required in connection with the execution and delivery of this Agreement and/or any Ancillary Agreement to be executed and delivered pursuant hereto by each of Parent and Subsidiary, as applicable, and/or the consummation by each of Parent and Subsidiary of the transactions contemplated hereby.

4.2  Capitalization.  All of the Common Stock of Parent to be issued in connection with the transactions contemplated by this Agreement, including shares of Parent’s Common Stock to be issued in connection with (i) Closing, (ii) the Shortfall Guarantee, and (iii) the Promissory Note, or otherwise, have been duly authorized and will be validly issued, fully paid, and nonassessable.

4.3  SEC Filings; Financial Statements.

a.
The Parent has made available to the Seller, upon request of the Seller, accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Parent with the U.S. Securities Exchange Commission (the “SEC”) between December 31, 2004 and the date of this Agreement (the “Parent SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

b.
Between the date of the most recently filed Parent SEC Document and the date of this Agreement, there has been no material adverse change in the Parent’s affairs that has not been disclosed in the Parent's SEC Documents, provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to worldwide general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Parent competes shall be disregarded, and (iii) any adverse change to the stock price of the Parent’s Common Stock, as quoted on any nationally recognized stock quotation system, shall be disregarded.

c.
The consolidated financial statements contained in the Parent's SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii)  fairly present the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of the Parent and its subsidiaries for the periods covered thereby.

d.	The Parent qualifies as a registrant whose securities may be resold pursuant to Form S-1 or SB-2 promulgated by the SEC pursuant to the Securities Act.

4.4  Acquisition Subsidiary. Subsidiary was formed in October 2005, and is principally engaged in providing internet access to commercial and residential clients. Immediately following the Closing, Subsidiary will continue to operate as a wholly owned subsidiary of Parent.

4.5 Brokers; Agents.  Buyer has not dealt with any agent, finder, broker or other representative in any manner other than International Business Exchange, as authorized by Seller, which could result in Seller being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement.

4.6  Warranties True and Correct.  No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the statements therein contained not misleading.

ARTICLE FIVE: ADDITIONAL COVENANTS

5.1  Publicity.  No party will make any public disclosure or issue any press releases pertaining to the existence of this Agreement without having first obtained the consent of the other parties, excluding communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Agreement.  However, Parent is a public company and Seller agrees that it will not unreasonably withhold consent for Parent to issue a public press release, provided to Seller in advance, if requested by Parent.

5.2  Cooperation. Seller shall cooperate with Buyer and use its Best Efforts to cause its respective officers, employees, agents, accountants and representatives, if any, to cooperate with Buyer after the Closing to facilitate the orderly transition of the Business and the Purchased Assets to Buyer and to minimize any disruption to the Business that might result from the transactions contemplated hereby.

5.3  Execution of Additional Documents. From time to time, as and when requested by Buyer, Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments of conveyance and shall take, or cause to be taken, all such further or other actions as are necessary to consummate the transactions contemplated by this Agreement and to convey, assign, transfer and deliver to Buyer any of the properties or assets intended to be conveyed, assigned, transferred and delivered pursuant to this Agreement.

5.4  Records. For the five (5) year period commencing on the Closing Date, upon reasonable notice, Buyer and Seller agree to furnish or cause to be furnished, during normal business hours, to each other and their respective representatives, employees, counsel and accountants access to such information and assistance relating to the Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, or the defense of any tax claim or assessment, relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer or Seller.

ARTICLE SIX: INDEMNIFICATION & POST CLOSING CONDITIONS

6.1  Indemnification of Buyer. Seller agrees to indemnify Parent, Subsidiary and their Affiliates, and their respective members, managers, shareholders, directors, officers, employees, accountants, attorneys and agents (collectively, the “Buyer Indemnified Parties”) against, and to hold each such person harmless from, any and all damages, losses, deficiencies, actions, demands, judgments, diminution in value, costs and expenses (including reasonable attorneys’ and accountants’ fees) (collectively, “Losses”) of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of Seller in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of Seller; (iii) any failure of Seller to pay and/or perform any liabilities or obligations of Seller or the Business (including the Specified Retained Liabilities and any such liability arising by operation of law) other than the Assumed Liabilities; and (iv) any claims and liabilities to the extent related to both (A) Seller's operation of the Business and (B) periods or occurrences prior to the Closing or, as Seller’s operation of the Business relates to a Restricted Material Contract, prior to the deferred transfer date, if any, applicable to such Restricted Material Contract.

For purposes of this Agreement, “Affiliate” shall mean, as to any person, any other person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

6.2  Indemnification of Seller. Parent and Subsidiary jointly and severally agree to indemnify Seller and its Affiliates and their respective shareholders, directors, officers, employees, accountants, attorneys and  agents (collectively, the “Seller Indemnified Parties”) against, and to hold each such person harmless from, any and all Losses of or against such person resulting from (i) any misrepresentation or breach of warranty on the part of either Parent or Subsidiary in this Agreement or in any Ancillary Agreement; (ii) any breach or non-fulfillment of any agreement or covenant contained herein or in any Ancillary Agreement on the part of either Parent or Subsidiary; (iii) any failure by Parent or Subsidiary to pay, discharge and/or perform any of the Assumed Contracts or the Assumed Liabilities; and (iv) any claims and liabilities to the extent related to both (A) Parent’s or Subsidiary’s operation of the Business and (B) periods or occurrences after the Closing or, as Parent’s or Subsidiary’s operation of the Business relates to a Restricted Material Contract, after the deferred transfer date if any, applicable to such Restricted Material Contract.

6.3  Procedure Relative to Indemnification. The following procedure shall govern indemnification:

a.
If either party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article Six, it (the “Claiming Party”) shall so notify Seller in the case of a claim for indemnification hereunder (a “Claim”) by any Claiming Party who or which is a Buyer Indemnified Party or Buyer in the case of a Claim by a Claiming Party who or which is a Seller Indemnified Party (the “Indemnifying Party”) in writing of such claim promptly within ninety (90) days after receipt of a notice of such claim or notice of any claim of a third party that may reasonably be expected to result in a claim by the Claiming Party against the Indemnifying Party except that notice shall be given to the Indemnifying Party within such earlier period of time as may be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided, however, that failure to timely give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty, or agreement claimed by the Claiming Party and the Losses incurred by, or imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If such Losses are not liquidated in amount, the notice shall so state and, in such event, a Claim shall be deemed asserted against the Indemnifying Party by the Claiming Party, but no payment shall be made on account thereof until the amount of such Claim is liquidated and the Claim is finally determined. In the case of a Claim other than one which is based upon a Proceeding by any third party, including any Proceeding by any Governmental Authority (a “Third Party Claim”), if the Indemnifying Party agrees with such Claim for indemnification, it shall remit payment for the amount of such Claim promptly after receipt from the Claiming Party of the notice and invoice therefore. In the event of a dispute, the Claiming Party and the Indemnifying Party shall proceed in good faith and attempt to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

b.	The following provisions shall apply to any Claim of the Claiming Party that is based upon a Third Party Claim:

(i) The Indemnifying Party shall, upon receipt of such written notice and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it and the Claiming Party shall have the right, at its expense, to participate in such defense. The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the consent of the Claiming Party, which consent shall not be unreasonably withheld; provided, however, that, in making its determination as to whether to grant such consent, the Claiming Party shall be entitled to consider the impact of the proposed settlement upon its reputation and/or the goodwill of the businesses which it conducts.

(ii) If the Indemnifying Party shall notify the Claiming Party that it disputes any Claim made by the Claiming Party with respect to, and/or it shall refuse or choose not to conduct a defense against, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Claim is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article Six and, if it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article Six, whether the same shall be enforced by suit or otherwise.

6.4  Limitations on Indemnification.  In no event shall the aggregate liability of the Seller under Section 6.1 exceed $50,000.  In no event shall the aggregate liability of the Buyer under Section 6.2 exceed $ 50,000 (except that such limitation does not apply to Buyer’s obligations pursuant to Section 1.4 of this Agreement or the Promissory Note).  No person shall be entitled to indemnification under this Article Six with respect to any Losses that are attributable to any fraud, gross negligence or willful misconduct by such person or any of its Affiliates.

6.5  Closing and Post Closing Conditions.

6.5.1 Buyer’s Obligations To Seller Concerning North Texas Network.  Following the Closing, Buyer shall have the following ongoing obligations and duties to Seller concerning the operations of the Business and Buyer’s existing Granbury area operation, (collectively, “the North Texas Network”) by Subsidiary:

a.
Subsidiary’s Granbury-area operation will be domiciled, managed and operated from Granbury, Texas or the greater Fort Worth, Texas area, unless otherwise agreed to in writing by both Parent and Seller, until April 30, 2012 or the date Buyer pays in full the Purchase Price.

b.
Parent will operate the Subsidiary as a wholly owned subsidiary of Parent until April 30, 2012 or the date Buyer pays in full the Purchase Price.  Parent shall not, without the written approval of Seller, cause the Subsidiary to sell or otherwise dispose of any of its assets or of any Purchased Assets acquired from Seller until April 30, 2012, or the date Buyer pays in full the Purchase Price, except in each case for dispositions made in the ordinary course of business or payment of expenses incurred by the Subsidiary pursuant to the transactions contemplated by this Agreement.

c.
Buyer shall cause those employees of Seller listed on Exhibit 6.5.1 to be offered at will employment with Subsidiary, subject to Closing, on terms no less favorable to such employees than they currently enjoy with Seller.

d.
Following the Closing, the operation of the North Texas Network will be focused on the sales, design, installation, and implementation aspects of the Business and all “shared service” aspects of the Business will be provided by Parent to Subsidiary as a support function in order to reduce costs and achieve economies of scale.  Examples of such shared services include, but are not limited to, (i) administrative and financial transactions such as billing, collections, purchase orders, payments, accounting, etc., (ii) administrative matters related to personnel, such as payroll, insurance, stock plans and 401K plan, and (iii) legal, tax, leasing, public releases, investor relations, and human relations functions.

e.
Following the Closing, all operations of the North Texas Network’s wireless broadband ISP service as well as all future ISP services to commercial businesses and residential customers will be conducted as a part of the Subsidiary’s operations.

6.5.2  Parent’s Obligation To Seller.

a.	Parent agrees to comply with its SEC reporting obligations for so long as Seller owns Rule 144 Restricted Stock.

b.	In the event that the Certificates are not physically delivered to Seller at Closing, Buyer agrees to deliver such Certificates to Seller no later than five (5) days following Closing.

6.5.3  Seller’s Obligations To Buyer.  Following the Closing, Seller will assist Buyer with respect to Buyer’s integration activities as reasonably requested by Buyer, provided that such assistance shall not require Buyer to incur significant time and expense.

a.
The Seller and Ike Thomas agree that for a period of two (2) years from the Closing Date, each of the Seller and Ike Thomas will not be involved in the internet access industry in Hood, Somervell, Johnson or Parker Counties, Texas, except that Seller may provide to Buyer those services described in this Section 6.5.3.  Notwithstanding the foregoing, in the event that either Subsidiary or Parent fails to meet any of its obligations to Seller under this Agreement from and after the Closing Date, the foregoing covenant shall expire.

6.5.4  Seller’s Obligations To File Amendment.  Promptly following closing, Seller will file the Amendment with the Texas Secretary of States office.

ARTICLE SEVEN: MISCELLANEOUS

7.1  Expenses. The parties hereto shall pay their own expenses, including accountants' and attorneys' fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall be liable for and shall pay and discharge when due any sales or transfer taxes incurred in connection with the purchase and sale of the Purchased Assets pursuant to this Agreement.

7.2  Headings; Use of Certain Words. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement. Unless the context clearly otherwise requires, as used herein, the term “Agreement” shall mean this Agreement, including the Schedules and Exhibits attached hereto. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and, except as expressly provided otherwise herein, references herein to Articles or Sections or Schedules or Exhibits shall mean the Articles and Paragraphs hereof and the Schedules and Exhibits attached hereto. The use of the neuter pronoun “it” shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, the word “person” refers to any individual, corporation, limited liability company, partnership, trust, Governmental Authority or other organization or entity. As used herein, the term “including” shall mean “including, without limitation. For those warranties and representations set forth in Article Three which are subject to the qualification “to the knowledge of Seller” or similar language, Seller shall be deemed to have knowledge of a matter if any executive officer has knowledge of the matter. For those warranties and representations set forth in Article Four which are subject to the qualification “to the knowledge of Buyer” or similar language, if any, Buyer shall be deemed to have knowledge of a matter if any executive officer of either Parent of Subsidiary has knowledge of the matter.

7.3  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when personally delivered, when sent by facsimile transmission actually received by the receiving equipment, when sent by reputable express or courier delivery service, delivery charges prepaid, or three (3) days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as set forth on the signature page, or to such other address as shall be designated by the addressee by notice duly given in accordance herewith.

7.4  Assignment. This Agreement and the rights hereunder shall not be assigned or transferred by Parent, Subsidiary or Seller prior to or following the Closing without the prior written consent of the other parties hereto.

7.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, beneficiaries, successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their permitted successors or assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

7.6 Entire Agreement; Amendment or Waiver; Cumulative Remedies. This Agreement, the Schedules and Exhibits attached hereto and the agreements executed and delivered in connection herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions, negotiations, agreements and understandings of the parties (whether oral or written) are merged herein and superseded hereby. No amendment, modification, or waiver hereto or hereunder shall be valid unless made in writing and signed by an authorized signatory of each party to be affected thereby against whom enforcement thereof is being sought. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of, or failure to comply with, this Agreement shall be held to be a waiver of any other or subsequent breach or failure to comply. All rights and remedies under this Agreement are cumulative to all other rights and remedies that may be available to each party, including all rights and remedies, whether in tort or otherwise, whatsoever at law or in equity with respect hereto, which each party hereby expressly reserves.

7.7  Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

7.8  Applicable Law. This Agreement in all respects, including as to its validity, interpretation, enforcement and effect, shall be governed by the Laws of the State of Texas without regard to the Laws which otherwise would govern under principles of conflicts of Laws thereof.

7.9  Jurisdiction; Service of Process.  Any Proceeding arising out of or relating to this  Agreement or any transactions contemplated hereby shall be brought in the courts of the State of Texas, Hood County, or , if it has or can acquire jurisdiction, in the United States District Court for Northern District of Texas, Fort Worth Division.  Each of the parties irrevocably submits to the foregoing jurisdiction of such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transactions contemplated hereby in any other court.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

7.10  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

BUYER

ERF Wireless, Inc., a Nevada corporation (“Parent”)

By: /s/ R. Greg Smith
Name: R. Greg Smith
Title: Executive Vice President

ERF Wireless Bundled Services, Inc. a Texas corporation (“Subsidiary”)

By: /s/ Robert "Bobby Mack" McClung
Name: Robert “Bobby Mack” McClung
Title: President & CEO

Send Notices to:

Dr. H. Dean Cubley, CEO
ERF Wireless, Inc.
2911 South Shore Blvd., Suite 100
League City, TX 77573
Telephone 281.538.2101
Facsimile 281.538.2121
Email hdc@erfwireless.com
SELLER

Frontier Internet, LLC

By: /s/ Ike Thomas
Name: Ike Thomas
Title: President

Send Notices to:

Mr. Ike Thomas
Cresson Crossroads
919 East Hwy 377
Granbury, Texas 76048
Telephone:  (817) 219-4700
Facsimile:  (817) 579-6378
Email: Ike Thomas (Ike@CressonCrossroads.com)